Exhibit 99.1

ZOLL Medical Corporation Announces Record First Quarter Results

Defibrillator shipments completed under State of California order
Core business sees excellent, broad-based growth

CHELMSFORD, Mass.--(BUSINESS WIRE)--ZOLL Medical Corporation (NASDAQGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues for the first quarter of fiscal 2008 of $93,015,000, an increase of 40% compared to revenues in the first quarter of last year. Included in this revenue is approximately $7.9 million recognized as part of the previously disclosed State of California order. If this revenue were excluded for comparison purposes, revenue increased 28% over the prior year period. Net income for the quarter was $3,180,000, compared to $2,352,000 in the prior year, an increase of 35%. Diluted earnings per share were $0.15, compared to $0.12 in the prior year. Backlog at the end of the first quarter was approximately $16 million.

First quarter sales to the North American market were $70.9 million, an increase of 41% compared to $50.2 million for the prior year period. Sales to the North American hospital market increased 85% to $33.2 million compared to $18.0 million for the same period last year. Excluding all revenue from “US Military/Big Government” of $11 million and $2.4 million in the first quarter of fiscal 2008 and fiscal 2007, respectively, sales to the North American market and the North American hospital market increased 25% and 42%, respectively. Sales to the North American pre-hospital market increased 20% to $32.5 million, compared to $26.9 million in the prior year. International revenues increased by 35% to $22.1 million, compared to $16.4 million last year.

As previously disclosed, in Q4 2007 the Company was awarded an $11.7 million contract with the State of California as part of the State’s emergency preparedness project. Although the contract is expected to generate an overall gross margin of approximately 30%, under application of current accounting rules, the Company could only recognize gross margin of approximately $1 million, or 13%, in Q1. The remaining revenue, with a gross margin approximating 65%, will be recognized over the next five years as the various service elements are performed.

Gross margin for Q1 was 49%, as compared to 54% in the prior year first quarter. Approximately four percentage points of this decline was directly attributable to the effect of the shipments to the State of California.

Commenting on Q1, Richard A. Packer, President and Chief Executive Officer of ZOLL, stated, “Overall, this was another great quarter for ZOLL. Many parts of the business were very strong. The shipment to the State of California, and the unexpectedly low level of profit that could be recognized in the current period clearly affected the gross margin this quarter, but our strong execution allowed us to make additional shipments beyond our original plan. Even excluding this revenue, we experienced very good growth in the North American hospital, North American pre-hospital and International markets. We have now seen momentum in the North American hospital market for three consecutive quarters as the R Series™ product is being accepted in the marketplace. We are also pleased with our growth in the North American pre-hospital business with all elements, professional defibrillators, AEDs, LifeVest and data management software, showing strong growth. Our International business also delivered another strong quarter with broad-based growth, the strongest coming from our international distributors.”

“With respect to specific products”, Mr. Packer noted, “AED sales throughout the company grew 50% compared to the same quarter in the prior year, with similar growth in International as in the North American market. This high rate of growth continues our recent trend as our RealCPR Help feature allows us to capture more of the AED market. Shipments of the AutoPulse, totaling $2.7 million, were unchanged in comparison to the prior year quarter, as we drew down backlog a year ago because demand had previously outstripped our supply. However, Q1 AutoPulse orders grew more than 40% from Q1 of last year, showing that we are continuing our momentum in this market, with growing acceptance in all markets.”

Mr. Packer concluded, “Overall, we were very pleased with our operational performance in Q1. Our revenue growth was very strong and our profit growth was also strong. We ended with a backlog approximately 64% higher than a year ago which is also evidence of our continued progress. Our outlook for the remainder of the year continues to be very positive.”

ZOLL will host a conference call on Thursday, January 24, 2007 at 10:30 a.m. EST to discuss its first quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR™ and Real CPR Help™ technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding business growth and future performance, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 13, 2007. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

©2008 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. See-Thru CPR and R Series are trademarks of ZOLL Medical Corporation. AutoPulse, E Series, RealCPR Help, Lifecor and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	December 30, 2007	September 30, 2007
ASSETS

Current assets:

Cash and cash equivalents	$30,300	$37,631

Short-term investments	20,656	19,767

Accounts receivable, net	78,629	78,086

Inventory	58,369	57,929

Prepaid expenses and other current assets	11,860	11,809

Total current assets	199,814	205,222

Property and equipment, net	34,694	32,504

Other assets, net	81,499	81,712

	$316,007	$319,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$20,797	$21,860

Accrued expenses and other liabilities	56,198	61,792

Total current liabilities	76,995	83,652

Total stockholders’ equity	239,012	235,786

	$316,007	$319,438
ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended
	December 30, 2007	December 31, 2006
Net sales	$93,015	$66,595

Cost of goods sold	47,870	30,617

Gross profit	45,145	35,978

Expenses:

Selling and marketing	25,128	20,769

General and administrative	7,610	6,176

Research and development	7,832	6,383

Total expenses	40,570	33,328

Income from operations	4,575	2,650

Other income	393	661

Income before taxes	4,968	3,311

Taxes	1,788	959

Net income	$3,180	$2,352

Earnings per share:

Basic	$0.15	$0.12

Diluted	$0.15	$0.12

Weighted average common shares:

Basic	20,712	19,776

Diluted	21,081	20,238

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer